U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)......................................................... December 28, 2004

SULPHCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-27599 (Commission file number)	88-0224817 (I.R.S. Employer Identification Number)

850 Spice Islands Drive, Sparks, NV 89431
(Address of principal executive offices)

(775)-829-1310
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

       On December 28, 2004, SulphCo, Inc. (the “Company”) and Kirk S. Schumacher, the Company’s President, entered into a Separation Agreement and General Release (“Separation Agreement”) providing for the terms of the resignation of Mr. Schumacher as President of the Company, effective as of December 28, 2004.

       The material terms of the Separation Agreement, together with a description of material relationships between Mr. Schumacher and affiliates of the Company, are contained in Item 5.02 of this Report.

       The Separation Agreement has been filed as Exhibit 10.27 to this Report.

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

       Effective December 28, 2004, Kirk S. Schumacher resigned as President and Secretary of the Company for personal reasons, by mutual agreement with the Company. The Company has no immediate plans to fill the vacancy.

       In connection with Mr. Schumacher’s resignation the Company and Mr. Schumacher entered into a Separation Agreement and General Release, dated and effective December 28, 2004, which provides for Mr. Schumacher to retain 500,000 of the 1,000,000 million options previously granted to him under his Executive Employment Agreement with the Company, dated February 17, 2003, and to receive a separation payment of $165,000 upon resignation in lieu of the severance payment provided for under the Executive Employment Agreement. The remaining 500,000 options previously granted under the Executive Employment Agreement were cancelled pursuant to the Separation Agreement.

       In addition, on December 28, 2004, Rudolf Gunnerman personally granted to Mr. Schumacher an option to acquire 100,000 shares of SulphCo, Inc. Common Stock owned by Mr. Gunnerman at an exercise price of $0.55. This option expires in February 2006.

Item 9.01.   Exhibits

10.27     Separation Agreement and General Release dated as of December 28, 2004, by and between SulphCo, Inc. and Kirk S. Schumacher.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SULPHCO, INC.
(Registrant)

Date: January 3, 2005	/s/ Rudolf W. Gunnerman
Rudolf W. Gunnerman,
Chairman and Chief Executive Officer

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